As filed with the Securities and Exchange Commission on March 25, 1997

                                                              File No. _________

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            -------------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                            -------------------------

                              BITWISE DESIGNS, INC.
             (Exact name of Registrant as specified in its charter)

      Delaware                                                   14-1673067
(State of Incorporation)                                     (I.R.S. Employer
                                                          Identification Number)

                                   Building 50
                            Rotterdam Industrial Park
                              Schenectady, NY 12306
                                 (518) 356-9741
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                                -----------------

                                  John T. Botti
                             Chief Executive Officer
                                   Building 50
                            Rotterdam Industrial Park
                              Schenectady, NY 12306
                                 (518) 356-9741
          (Name and address, including zip code, and telephone number, including area code, of agent for service)

                                -----------------

                                 With copies to:
                             Victor J. DiGioia, Esq.
                             Brian C. Daughney, Esq.
                            GOLDSTEIN & DiGIOIA, LLP
                              369 Lexington Avenue
                            New York, New York 10017
                            Telephone (212) 599-3322
                            Facsimile (212) 557-0295

      Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

      If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plan, please check the following box. |_|

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| _________________.

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| _____________________

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |X|

                         CALCULATION OF REGISTRATION FEE

===============================================================================
                                          Proposed   Proposed
Title of Each                              Maximum    Maximum
Class of Securities        Amount to be   Offering   Aggregate     Amount of
Being Registered            Registered    Price per  Offering    Registration
                              (1)(2)       Share(3)  Price(3)        Fee(3)
-------------------------------------------------------------------------------
Common Stock, $.001 par
value...................    3,400,000      $3.218   $10,941,200      $3,773
-------------------------------------------------------------------------------
Total...................    3,400,000               $10,941,200      $3,773
===============================================================================

(1) Pursuant to Rule 416, there are registered herewith an additional indeterminate number of shares of Common Stock that may be become issuable in connection with the antidilution provisions of the Bitwise Designs, Inc. 1992 Employee Stock Option Plan and the Non-Executive Director Stock Option Plan and the options granted thereunder.

(2) Of the total shares of Common Stock being registered, this Registration Statement includes 3,000,000 shares under the 1992 Employee Stock Option Plan and 400,000 shares under the Non-Executive Director Stock Option Plan.

(3) Estimated solely for the purpose of determining the registration fee, in accordance with Rule 457(h), based on the average of the closing bid and asked prices of a share of Common Stock as quoted on the Nasdaq SmallCap Market on March 19, 1997, ($3.218 per share).

----------

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to Section 8(a) may determine.

================================================================================

                              BITWISE DESIGNS, INC.
                              CROSS REFERENCE SHEET
                    Pursuant to Item 501(b) of Regulation S-B
        Between Registration Statement (Form S-8) and Form of Prospectus

      Item Number and Heading                   Caption in Prospectus
      -----------------------                   ---------------------
1a.   General Plan Information            Cover; Prospectus Summary; Documents
                                          Incorporated by Reference
1b.   Securities to be Offered            Cover
1c.   Employees Who May Participate       Documents Incorporated by Reference
1d.   Purchase of Securities Pursuant     Securities Covered by this Prospectus
      to the Plan and Payment for
      Securities Offered
1e.   Resale Restrictions                 Not Applicable
1f.   Tax Effects of Plan Participation   Documents Incorporated by Reference
1g.   Investment of Funds                 Not Applicable
1h.   Withdrawal from the Plan:           Not Applicable
      Assignment of Interest
1i.   Forfeitures and Penalties           Documents Incorporated by Reference
1j.   Changes and Deductions;             Not Applicable
      Liens Therefore
2.    Information with Respect            Available Information; Documents
      to the Registrant                   Incorporated by Reference; Business
3.    Incorporation of Certain            Documents Incorporated by Reference
      Information by Reference
4.    Description of Securities           Securities Covered by Prospectus,
                                          Part II
5.    Interests of Named Experts          Part II
      and Counsel
6.    Indemnification of Directors        Part II
      and Officers
7.    Exemption from Registration
      Claimed Not Applicable
8.    Exhibits                            Part II
9.    Undertakings                        Part II

                                     Part I

      This Registration Statement relates to (i) 3,000,000 shares of Common Stock, $.001 par value, of BITWISE DESIGNS, INC. (the "Company") authorized for issuance under the Company's 1992 Employee Stock Option Plan. ("Employee Plan") and (ii) 400,000 shares of Common Stock, $.001 par value, of the Company authorized for issuance to non-employee directors of the Company under the Company's Non-Executive Director Stock Option Plan (the "Director Plan").

      The documents containing the information specified in Part I for Form S-8 will be sent or given to participants in the Employee Plan and Director Plan, as specified by Rule 428(b)(1). In accordance with the instructions to Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission as part of the registration statement or as prospectuses or prospectus supplements pursuant to Rule 424. The foregoing documents and the documents incorporated by reference in this Registration Statement, taken together, constitute a Prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended.

      There is also included, as part of Part I of this Registration Statement, a re-offer prospectus (the "Re-Offer Prospectus") relating to and to be used in connection with any re-offer and resale of an aggregate of 3,400,000 shares of the Company's Common Stock by persons who may be deemed affiliates of the Company and any shares of Common stock issued or to be issued to such persons pursuant to the exercise of options granted or shares issued under the Employee Plan and/or Director Plan; all as permitted by General Instruction C of Form S-8.

RE-OFFER PROSPECTUS

     This Prospectus covers an aggregate of 3,400,000 Shares of Common Stock

                              BITWISE DESIGNS, INC.

      This Prospectus relates to the offer and sale of an aggregate of 3,400,000 shares (the "Shares") of Common Stock, $.001 par value ("Common Stock") of Bitwise Designs, Inc. (the "Company"), to be sold from time to time for the account of certain securities holders ("Selling Security Holders") of the Company who may be deemed to be "affiliates" of the Company (as defined under Rule 405 of the General Rules and Regulations of the Securities Act of 1993, as amended), or by pledgees, donees, transferees or other successors in interest of the Selling Security Holders. The Shares are issuable to the Selling Security Holders upon exercise, if any, of the options granted to such persons under the Company's 1992 Employee Stock Option Plan (the "Employee Plan") and Non-Executive Director Stock Option Plan ("Director Plan"). Of the Shares covered by this Prospectus, 3,000,000 Shares are issuable in connection with the exercise of options under the Employee Plan and 400,000 Shares are issuable in connection with the exercise of options under the Director Plan.

      The Shares may be sold from time to time by the Selling Security Holders, or by the pledgees, donees or transferees of the Shares. No underwriting arrangements have been entered into by the Selling Security Holders. The distribution of the Shares by the Selling Security Holders and/or their transferees may be effected in one or more transactions that may take place on the over the counter market, including ordinary brokers transactions, privately negotiated transactions or through sales to one or more dealers for resale of the Shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Security Holders in connection with such sales. The Selling Security Holders and intermediaries through whom such Shares are sold may be deemed "underwriters" within the meaning of the Act, with respect to the Shares offered. The Common Stock is traded in the over-the-counter market and listed on the SmallCap Market of the Nasdaq Stock Market ("Nasdaq") under the symbol "BTWS," and on the Pacific Stock Exchange under the symbol "BTW". On March 19, 1997, the closing bid and asked prices for the Common Stock as reported on Nasdaq were $3.125 and $3.3125, respectively. See "Price Range of Common Stock and Certain Market Information," as set forth in the Annual Report on Form 10-KSB for the fiscal year ended June 30, 1996.

      The Company will not receive any proceeds from the sale of the Shares by the Selling Security Holders but will receive proceeds from the exercise of options granted under the Employee Plan and Director Plan at the time of exercise, which funds will be used by the Company for working capital purposes.

                 THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK.
                  SEE "RISK FACTORS" Page 9 of this Prospectus

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
 ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                    OFFENSE.

                The date of this Prospectus is March 25, 1997

                                TABLE OF CONTENTS

ITEM                                                        PAGE
----                                                        ----
Available Information                                        2

Incorporation of Certain Documents
   By Reference                                              3

Prospectus Summary                                           4

The Offering                                                 6

Certain Other Matters                                        7

Risk Factors                                                 8

Use of Proceeds                                             18

Selling Security Holders                                    19

Plan Of Distribution                                        26

Description of Securities                                   26

Legal Matters                                               27

Experts                                                     27

Additional Information                                      28

                              AVAILABLE INFORMATION

      The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy and information statements and other information filed by the Company with the Commission pursuant to the informational requirements of the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following Regional Offices of the Commission: New York Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048; and Chicago Regional Office, Everett McKinley Dirkson Building, 210 South Dearborn Street, Room 1204, Chicago, Illinois 60604. Copies of such material may be obtained from the public reference section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates and at the Commission's website at (http//:www.sec.gov).

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The following documents, heretofore filed by the Company with the Commission pursuant to the Exchange Act, are hereby incorporated by reference, except as superseded or modified herein:

      1. The Company's Annual Report on Form 10-KSB for the fiscal year ended June 30, 1996;

      2. The Company's Quarterly Report on Form 10-QSB for the fiscal quarter ended September 30, 1996;

      3. The Company's Quarterly Report on Form 10-QSB for the fiscal quarter ended December 31, 1996;

      4.    The Company's Registration on Form 8-A filed May 5, 1992;

      5.    The Company's Registration on Form 8-A filed August 9, 1994;

      6. The Company's Proxy Statement dated December 12, 1996 for the Annual Meeting originally scheduled for January 16, 1997.

      All documents filed by the Company subsequent to the date of this Prospectus pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to the filing of a post-effective amendment which indicates that all Shares offered hereby have been sold or which deregisters all Shares then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed modified or superseded for purposes of this Registration Statement and Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement of which this Prospectus forms a part.

      The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any document described above (other than exhibits). Requests for such copies should be directed to Bitwise Designs, Inc., Technology Center, Rotterdam Industrial Park, Schenectady, New York 12306. The Company's telephone number is (518) 356-9741.

--------------------------------------------------------------------------------

                               PROSPECTUS SUMMARY

      The following summary is intended to set forth certain pertinent facts and highlights from material contained in the body of this Prospectus and the Company's Annual Report on Form 10-KSB for the fiscal year ended June 30, 1996, (the "Form 10-KSB") and the Forms 10-QSB for the quarters ended September 30, 1996 and December 31, 1996 (the "Forms 10-QSB"), all of which are incorporated herein by reference. The summary is qualified in its entirety by reference to the more detailed information and consolidated financial statements appearing elsewhere in this Prospectus and Forms 10-KSB and 10-QSB. Each prospective investor is urged to read this Prospectus, the Form 10-KSB, and Forms 10-QSB in their entirety as well as the consolidated financial statements and notes as may be contained therein.

General

      Bitwise Designs, Inc. ("Bitwise"), and its wholly-owned subsidiaries, Electrograph Systems, Inc. ("Electrograph"), System Solutions Technology, Inc. ("SST") and DJS Marketing Group, Inc. ("DJS") (Bitwise, Electrograph, SST and DJS are sometimes collectively referred to herein as the "Company") are engaged in the manufacture and distribution of document imaging systems, computer systems and related peripheral equipment, components and accessories and advanced technology industrial computers.

      In March 1996, the Company acquired DJS Marketing Group, Inc. a system integrator, computer reseller and personal computer manufacturer based in Albany, New York. DJS is an authorized sales and support provider for Novell, Microsoft Solutions and Lotus Notes, as well as a member of Microage Infosystems.

      In August 1994, the Company acquired Electrograph, a value added distributor of microcomputer peripherals, components and accessories throughout the East Coast of the United States. Electrograph distributes products including nationally recognized brand names such as Mitsubishi, Sony, Hitachi, Magnavox, NEC, Toshiba, Idek, Nokia and Okidata. Electrograph's products include monitors (color, large screen, and flat screen), printers, large screen televisions, CD-ROMS, computer video products, optical storage products, notebook computers and personal computers. Customers of Electrograph are primarily value-added resellers, systems integrators, original equipment manufacturers ("OEMs"), retail stores, smaller distributors and end-user corporations, including Fortune 500 companies with the in-house sophistication and technical ability to select, use and maintain computers. The Company has entered into a letter of intent to sell Electrograph. See "Recent Events-Proposed Sale of Electrograph".

      Simultaneously with its acquisition of Electrograph, the Company acquired SST, a value added distributor of advanced technology industrial computers and computer peripherals. SST has three separate operating divisions: Promark Technology ("Promark"), SST Technical Services ("TSD") and Electronic Marketing Associates ("EMA"). Each of these divisions is designed to address a specific market segment related to SST's customer base. Promark is a value added distributor of high technology computer and peripheral products to a customer base

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
of value added resellers (VARS), systems integrators, commercial and industrial market OEMs, government agencies, and Fortune 500 companies which perform their own system integration. TSD provides value added services (such as, customization and integration of hardware and software systems) for computers or peripherals sold through Promark including warranty on products which have been customized or privately labeled. EMA is a manufacturer's representative selling on a commission only basis for approximately 15 small and medium size manufacturers of high technology products.

      The Company was organized in August 1985 and reincorporated under the laws of the state of Delaware in May 1992. The Company's executive offices are located at Technology Center, Rotterdam Industrial Park, Schenectady, New York 12306, and its telephone number is (518) 356-9741.

Recent Events

Proposed Sale of Electrograph

      The Company entered into a letter of intent on March 7, 1997 for the sale of its wholly-owned subsidiary, Electrograph Systems, Inc., for $2,500,000 in cash to Manchester Equipment Co., Inc. Electrograph will also settle approximately $600,000 of intercompany liabilities owed by Electrograph to Bitwise at the closing. Consummation of the transaction is subject to various conditions including the negotiation and execution of a definitive agreement. Electrograph was acquired by Bitwise in August 1994 in exchange for 333,333 shares of Bitwise common stock. There can be no assurance this transaction will be consummated.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                  THE OFFERING

Common Stock Outstanding
      Prior to Offering (1)(2)....  7,344,720 shares

Common Stock Outstanding
      After the Offering (3)......  9,779,589 shares

Risk Factors .....................  This Offering involves a high degree of risk. See "Risk Factors."

Use of Proceeds ..................  All of the proceeds of this Offering will be paid to the respective Selling Security
                                    Holders and none of the proceeds will be received by the Company. The Company will receive proceeds from the exercise of options which shall be used for working capital purposes. If all of the 2,434,869 outstanding options, being registered herein, were exercised, the Company would receive proceeds of approximately $8,377,370. See "Use of Proceeds."

Nasdaq Symbol ....................  BTWS

Pacific Stock Exchange Symbol.....  BTW

----------

(1)   Figures reflect shares outstanding as of March 17, 1997.

(2) Does not include any shares of the 200 issued and outstanding shares of Series A Preferred Stock. The Series A Stock is not convertible into Common Stock. Also does not include (i) 3,000,000 shares of Common Stock reserved for issuance under the Company's Employee Plan, of which 2,234,869 shares have been reserved for currently outstanding options and 765,131 are available for future issuances, and (ii) 400,000 shares of Common Stock reserved for issuance under the Company's Non-Executive Director Stock Option Plan of which 240,000 shares are reserved for currently outstanding options and 160,000 shares are reserved for future issuances, (iii) 2,332,995 for other outstanding options and warrants which were not issued under either plan.

(3) Does not include any shares of the 200 issued and outstanding shares of Series A Preferred Stock. The Series A Stock is not convertible into Common Stock. Also does not include (i) 765,131 shares of Common Stock reserved for future issuances under the Company's Employee Plan, and (ii) 160,000 shares of Common Stock reserved for future issuances under the Company's Director Plan, (iii) 2,332,995 for outstanding options and warrants which were not issued under either plan.

--------------------------------------------------------------------------------

                              CERTAIN OTHER MATTERS

      This Prospectus does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted pursuant to the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement. The Registration Statement may be inspected without charge at the principal office of the Commission in Washington, D.C. and copies of all or part of them may be obtained from the Commission upon payment of prescribed fees.

      No person has been authorized to give any information or to make any representation not contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy to any person in any jurisdiction where such offer would be unlawful.

                                  RISK FACTORS

      An investment in the Shares of Common Stock offered hereby involves a high degree of risk. The following factors, in addition to those discussed elsewhere in this Prospectus should be considered carefully in evaluating the Company and its business. An investment in the Shares is suitable only for those investors who can bear the risk of loss of their entire investment.

SAFE HARBOR STATEMENT

      Certain statements in this Prospectus constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Reform Act"). The Company desires to avail itself of certain "safe harbor" provisions of the Reform Act and is therefore including this special note to enable the Company to do so. Forward-looking statements in this Prospectus or hereafter included in other publicly available documents filed with the Securities and Exchange Commission, reports to the Company's stockholders and other publicly available statements issued or released by the Company involve known and unknown risks, uncertainties and other factors which could cause the Company's actual results, performance (financial or operating) or achievements to differ from the future results, performance (financial or operating) or achievements expressed or implied by such forward looking statements. Such future results are based upon management's best estimates based upon current conditions and the most recent results of operations. These risks include, but are not limited to risks associated with the market acceptance of the DocStar product line, further development of the DocStar product line, recent and historical losses, competition and technological changes and other risks detailed in the Company's Securities and Exchange Commission filings, including its Annual Report on Form 10-KSB for the year ended June 30, 1996, and Registration Statement on Form S-3 declared effective on July 30, 1996, each of which could adversely affect the Company's business and the accuracy of the forward-looking statements contained herein.

Significant Losses; Uncertainty of Integration of Recently Acquired and Introduced Product Lines

      The Company incurred a net loss of $2,961,039 for the fiscal year ended June 30, 1996 and losses of $526,507 and $424,992 for its fiscal quarters ended September 30, 1996 and December 31, 1996, respectively. The Company anticipates a further loss for the quarter ending March 31, 1997. For the six months ended December 31, 1996, the Company incurred a loss of $951,499 ($.13 per share), and net cash used in operating activities for the six months ended December 31, 1996 totaled $2,793,045. The Company anticipates it will incur a loss for the fiscal year ending June 30, 1997 primarily due to expenses incurred in the marketing of its document imaging line DocStar(R). In addition, no assurances can be given that the operations of DJS and SST will continue to generate income. Moreover, the Company's prospects should be considered in light of the difficulties frequently encountered in connection with the establishment of a new business line and the competitive environment in which the Company operates. There can be no assurance that the Company will be able to achieve profitable operations in future operating periods. See "Financial Statements" in the Forms 10-KSB and 10-QSB.

Need for Additional Financing

      The Company's capital requirements have been and will continue to be significant. The Company has been substantially dependent upon public offerings and private placements of its securities and on short-term and long-term loans from lending institutions to fund such requirements. The Company is expending significant amounts of capital to promote and market DocStar and due to these expenditures, has incurred significant losses during the first two quarters of fiscal 1997. There can be no assurance that these losses will not continue during the remainder of fiscal year 1997 as the Company continues with its expansion of the DocStar product. There can be no assurance that the amount of proceeds from the conversion of options being registered in this Prospectus, if any, together with cash generated from other sources, will be sufficient to maintain operations or finance further Company development. The Company, in the future, may need additional funds from loans and/or the sale of equity securities. No assurance can be given that such funds will be available or, if available, will be on commercially reasonable terms satisfactory to the Company. In the event such funds are not available, the Company may be forced to curtail operations, or, in an extreme situation, cease operations. See "MANAGEMENT'S DISCUSSION AND ANALYSIS" in the Form 10-KSB and "RECENT DEVELOPMENTS."

Competition

      The Company and its subsidiaries are engaged in the highly competitive businesses of manufacturing and distributing document imaging systems, computer hardware and software as well as technical support services for such businesses. All of such businesses are highly competitive. In its document imaging systems business, the Company competes with such major manufacturers as Panasonic, Sharp and Canon. All of these companies have substantially more experience and greater sales, as well as greater financial and distribution resources than those of the Company. The most significant factors which form the basis upon which the Company competes are the quality of its products, including advanced capabilities, ease of use, technical support, service and price. There can be no assurance the Company can effectively continue to compete in the future. See "BUSINESS -- Competition" in the Form 10-KSB.

      The microcomputer distribution industry, in which the Company is engaged through Electrograph, is intensely competitive and is characterized by constant pricing pressures and rapid product performance, improvement and technological change resulting in relatively short product lives and early product obsolescence. Competition is primarily based on product lines and availability, price, delivery and other support services. Competing distributors include other national distributors, regional distributors and manufacturers' direct sale organizations, many of which have substantially greater technical, financial and other resources than the Company. Major wholesale electronic distribution competitors include Ingram Micro D, Inc., Merisel, Inc., Robec, Inc., Tech Data Corporation, Entertainment Marketing Inc. and Gates/FA Distributing Inc. The Company's ability to compete favorably is, in significant part, dependent upon its ability to control costs, react timely and appropriately to short-term and long-term trends and competitively price its products while preventing erosion of its margins, and there is no assurance that the Company will be able to do so.

      In addition to the competitors and competitive factors described above with respect to Bitwise and Electrograph, SST also competes with numerous small and local service companies who provide similar technical services in SST's area of operation. Further, SST competes with national distributors such as Ingram and Tech Data Corporation, and regional distributors such as Law Cypress and Peak Technologies. There can be no assurance SST will be able to successfully compete in the future.

      The Company's most recently acquired subsidiary, DJS Marketing Group, Inc., is engaged in the highly competitive business of systems integration, computer assembly and computer reselling. The Company competes in the computer market generally with major computer manufacturers such as International Business Machines, Corp., Apple Computers, Inc., Compaq Computer Corporation, Gateway 2000 and Dell Computer. The Company also competes with many independent computer companies, smaller than those mentioned, many of which also have substantially greater sales, financial resources and experience than those of the Company. DJS competes with many small and local companies which provide similar technical services to those offered by DJS. Additionally, DJS must compete with other computer resellers, many of whom have greater financial and technical resources. There can be no assurance that DJS will be able to compete successfully with these competitors.

Security Interests; Restrictive Covenants

      The Company has granted security interests with respect to substantially all of its assets to secure certain of its indebtedness, which will continue following this offering. In the event of a default by the Company on its secured obligations, a secured creditor could declare the Company's indebtedness to be immediately due and payable and foreclose on the assets securing the defaulted indebtedness. Moreover, to the extent that all of the Company's assets continue to be pledged to secure outstanding indebtedness, such assets will not be available to secure additional indebtedness. The Company's loan agreement with its institutional lender restricts the ability of the Company to incur additional indebtedness. The terms of such agreement may limit the ability of the Company to obtain additional financing on terms favorable to the Company or at all. See "MANAGEMENT'S DISCUSSION AND ANALYSIS" in the Form 10-KSB.

Uncertainty of Widespread Market Acceptance of New Products

       The Company introduced its DocStar imaging system products on a limited scale in the Albany, New York region in December 1994. During the fiscal year ended June 30, 1995, sales of DocStar system products were only $161,996. For the fiscal year ended June 30, 1996, sales of DocStar were $1,650,921 and for the six-months ended December 31, 1997 sales of DocStar were $3,632,098. The Company introduced the DocStar system on a national level in the third quarter of fiscal year 1996. Since its introduction on a national level, sales of DocStar System products have equaled approximately $4,965,000. As is typical with new products, demand and market acceptance for the DocStar imaging system is subject to a high level of uncertainty. Achieving widespread acceptance of this product line will require substantial marketing efforts and the expenditure of significant funds to create brand recognition and customer demand for such products. There can be no assurance that adequate marketing arrangements will be made for such products. Moreover, there can be no assurance that these products will ever achieve widespread market acceptance or increased sales or that the sale of such products will be profitable. See "BUSINESS" in the Form 10-KSB.

Technological Obsolescence; Recent Decreases in Retail Prices

      The computer industry is characterized by extensive research and development efforts which result in the frequent introduction of new products and software which render existing products obsolete. The ability of the Company to compete successfully in the future will depend in large part on its ability to maintain a technically competent research and development staff and its ability to enhance and improve existing products and successfully develop and market new products that meet the changing needs of its customers. Although the Company is dedicated to continued research and development of its products with a view towards offering software and hardware enhancements of the DocStar product line, there can be no assurance that the Company will be able to continue to develop new products and software on a regular basis which will be competitive with products offered by other manufacturers. At the present time, the Company does not have a targeted level of expenditures for research and development. The Company will evaluate all opportunities but believes the majority of its research and development will be devoted to enhancements of its DocStar product line. The Company's efforts to develop new products and software will be focused almost exclusively upon its DocStar product line, and there can be no assurance that the Company will be able to successfully develop such new products and software on a timely basis, if at all. Neither Electrograph, DJS nor SST perform any significant research or development of products or technologies. See "BUSINESS -- Research and Development" in the Form 10-KSB.

Lack of Patent Protection

      The Company does not currently hold any patents and the technology embodied in the Company's current products cannot be patented. The Company relies on confidentiality agreements with its key employees to the extent it deems such to be necessary. Although the Company intends to file a patent application for any new products it may develop, to the extent any technology included in such products is patentable, if any, there can be no assurance that any patents in fact, will be issued or that such patents will be effective to protect the Company's products from duplication by other manufacturers. In addition, there can be no assurance that the Company will be able to afford the expense of any litigation which may be necessary to enforce its rights under any patent. Although the Company believes that the products sold by it do not and will not infringe upon the patents or violate the proprietary rights of others, it is possible that such infringement or violation has or may occur. In the event that products sold by the Company are deemed to infringe upon the patents or proprietary rights of others, the Company could be required to modify its products or obtain a license for the manufacture and/or sale of such products. There can be no assurance that, in such an event, the Company would be able to do so in a timely manner, upon acceptable terms and conditions, or at all, and the failure to do any of the foregoing could have a material adverse effect upon the Company. Moreover, there can be no assurance that the Company will have the financial or other resources necessary to enforce or defend a patent infringement or proprietary rights violation action. In addition, if the

Company's products or proposed products are deemed to infringe upon the patents or proprietary rights of others, the Company could, under certain circumstances, become liable for damages, which could also have a material adverse effect on the Company. See "BUSINESS -- Patent and Trademarks" in the Form 10-KSB.

Dependence on Third-Party Manufacturing and Suppliers

      The Company developed the software used in the DocStar product line but does not manufacture any of the component parts for its products but rather purchases all components from unaffiliated suppliers. All of the Company's products (except for those which Electrograph, SST or DJS sell as distributors) are assembled at the Company's facilities. The Company believes that at the present time it has sufficient sources of supply of component parts, and that in the event any existing supplier ceases to furnish component parts to the Company, alternative sources are available. However, there can be no assurance that future production capacity of the Company's current suppliers and manufacturers will be sufficient to satisfy the Company's requirements or that alternate suppliers and manufacturers will be available on commercially reasonable terms, or at all. See "BUSINESS -- Suppliers" in the Form 10-KSB.

      While Electrograph distributes products of more than 15 U.S. suppliers, approximately 65% of Electrograph's net sales for its last fiscal year were derived from products manufactured by Mitsubishi. Although during the last fiscal year Electrograph's reliance upon Mitsubishi has declined, the loss of Mitsubishi as a supplier would have a material adverse impact on the business of Electrograph. See "BUSINESS--ELECTROGRAPH -- Suppliers" in the Form 10-KSB.

      SST distributes products of various manufacturers including Kontron, Dolch Computer, Exabyte, UMAX, Shugart, Ricoh and Idek. The loss of the availability of products from such manufacturers could have a material adverse effect on the business of SST. See "BUSINESS--SST" in the Form 10-KSB.

      DJS is a systems integrator and computer reseller representing software and hardware manufacturers such as Novell, Hewlett Packard, Compaq Computer and Microsoft Solutions. The loss of the right to represent any of these manufacturers would have a material adverse affect upon the business of DJS. See "BUSINESS-DJS" in the Form 10-KSB.

Dependence Upon Executive Officers

      The success of the Company is largely dependent upon the services of its Chairman of the Board, Chief Executive Officer and President, John T. Botti and Ira C. Whitman, its Senior Vice-President. SST is dependent on the services of Joseph O. Vartabedian, the President of SST. Electrograph is dependent upon the services of Samuel Taylor, its President. DJS is dependent upon the services of Thomas Franceski, its President, who has entered into a two-year employment agreement with DJS which expires in March 1998. The loss of the services of one or more of these individuals would have a material adverse affect on the Company's business and prospects. The Company has entered into a five-year employment agreement with Mr. Botti expiring in June 2000. The Company does not have an employment agreement with Mr. Vartabedian. The Company has obtained, for its benefit, "key man" life insurance in the amount of $1,000,000 on the lives of Messrs. Botti and Whitman.

Possible Acquisitions

      The Company may at times become involved in discussions with potential acquisition candidates. There can be no assurance, however, that the Company will identify and/or consummate an acquisition, or that such acquisitions, if completed, will be profitable.

      To the extent the Company effects a business combination with a financially unstable company or an entity in its early stage of development or growth (including entities without established records of sales or earnings), the Company will become subject to numerous risks inherent in the business and operations of financially unstable and early stage or potential emerging growth companies. Although the Company will endeavor to evaluate the risks inherent in a particular acquired business or industry, there can be no assurance that the Company will properly ascertain or assess all significant risk factors.

      The Company evaluates acquisition candidates by analyzing the target company's products which complement or expand the Company's product line; financial stability, including the target company's profitability and cash flow; and management. The Company's long-term plan is to expand its sales and income potential by achieving economies of scale as it expands its revenue base. Technological growth will be considered after the above basic criteria are evaluated. In addition, should the Company consummate an acquisition, such acquisition could have an adverse affect on the Company's liquidity and earnings.

Control by Present Management

       John T. Botti and Ira C. Whitman, the Company's Chairman, Chief Executive Officer and President and Senior Vice-President, respectively, are currently entitled to elect a majority of the directors of the Company through the exercise of the rights and preferences accorded holders of the Company's Series A Preferred Stock. The Series A Preferred Stock allows Messrs. Botti and Whitman to elect a majority of the Company's Board of Directors, subject to certain conditions. The Series A Preferred Stock may make the Company a less attractive acquisition candidate and such power may also discourage or impede offers to acquire the Company not approved by the Board of Directors, including offers for some or all of the shares of the Company's Common Stock at substantial premiums above the then current market value of such shares. See "DESCRIPTION OF SECURITIES -- Preferred Stock."

Affects of the Acquisitions of Electrograph, SST and DJS

      In addition to the risks associated with the businesses of Bitwise, SST and DJS on an individual basis, which are described below, the combined entity presents additional risks solely by virtue of the combination of the four companies. Upon the consummation of the mergers of SST and Electrograph completed in August 1994, the Company's size increased substantially and its operations expanded from one geographical area to three areas in two states. The acquisition of DJS, completed in March 1996, has also increased the complexities of operating the Company. See "BUSINESS" in Form 10-KSB.

No Dividends

      The Company has not paid any dividends on its Common Stock since its inception and does not contemplate or anticipate paying any dividends on its Common Stock in the foreseeable future. Earnings, if any, will be used to finance the development and expansion of the Company's business. See "DIVIDEND POLICY" in the Form 10-KSB.

Continued NASDAQ Quotation

      The National Association of Securities Dealers, Inc. has established certain standards for the initial listing and continued listing of a security on Nasdaq. The standards for initial listing require, among other things, that an issuer have total assets of $4,000,000 and capital and surplus of at least $2,000,000; that the minimum bid price for the listed securities be $3.00 per share; and that the minimum market value of the public float (the shares held by non-insiders) be at least $2,000,000. The maintenance standards require, among other things, that an issuer have total assets of at least $2,000,000 and capital and surplus of at least $1,000,000; that the minimum bid price for the listed securities be $1.00 per share; and that the minimum market value of the "public float" be at least $1,000,000. A deficiency in either the market value of the public float or the bid price maintenance standard will be deemed to exist if the issuer fails the individual stated requirement for ten consecutive trading days. If an issuer falls below the bid price maintenance standard, it may remain on Nasdaq if the market value of the public float is at least $1,000,000 and the issuer has $2,000,000 in equity. There can be no assurance that the Company will continue to satisfy the requirements for maintaining a Nasdaq listing. If the Company's securities were excluded from Nasdaq, it would adversely affect the prices of such securities and the ability of holders to sell them, and the Company would be required to comply with the initial listing requirements to be relisted on Nasdaq.

      In the event that the Company is unable to satisfy Nasdaq's maintenance requirements, and the requirements of the Pacific Stock Exchange, trading would be conducted in the "pink sheets" or the NASD's Electronic Bulletin Board. In the absence of the Common Stock being quoted on Nasdaq, or the Company having $2,000,000 in net tangible assets, trading in the Common Stock would be covered by Rule 15g-9 promulgated under the Securities Exchange Act of 1934 for non-Nasdaq and non-exchange listed securities. Under such rule, broker/dealers who recommend such securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale. Securities are exempt from this rule if the market price is at least $5.00 per share.

      The SEC has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Such exceptions include an equity security listed on Nasdaq and an equity security issued by an issuer that has (i) net tangible assets of at least $2,000,000, if such issuer has been in continuous operation for three years, (ii) net tangible assets of at least $5,000,000, if such issuer has been in continuous operation for less than three years, or (iii) average revenue of at least $6,000,000 for the preceding three years. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith.

      If the Company's Common Stock was subject to the regulations on penny stocks, the market liquidity for the Common Stock would be severely affected by limiting the ability of broker/dealers to sell the Common Stock in the public market. There is no assurance that trading in the Company's securities will not be subject to these or other regulations that would adversely affect the market for such securities.

Shares Available for Future Sale; Sales by Affiliates

      As of March 24, 1997, approximately 2,0000,000 shares of Common Stock currently outstanding may be deemed "restricted securities" as that term is defined under Rule 144 promulgated under the Securities Act of 1933 (the "Act"), and in the future, may be sold pursuant to a registration under the Act, in compliance with Rule 144 under the Act, or pursuant to another exemption therefrom. As currently in effect, Rule 144 provides that, in general, a person holding restricted securities for a period of two years may, every three months thereafter, sell in brokerage transactions an amount of shares which does not exceed the greater of one percent of the Company's then outstanding Common Stock or the average weekly trading volume of the Common Stock during the four calendar weeks prior to such sale. Rule 144 also permits, under certain circumstances, the sale of shares without any quantity limitations by a person who is not an affiliate of the Company and was not an affiliate at any time during the 90 day period prior to sale and who has satisfied a three-year holding period. The Securities and Exchange Commission has recently adopted changes to Rule 144 which become effective April 29, 1997. These proposals reduce the holding periods from two and three years, as explained above, to one and two years. Therefore, commencing one year after the date of issuance, a holder of restricted stock could commence selling such shares, subject to the aforementioned volume selling restrictions. Of the shares of restricted Common Stock outstanding, approximately 800,000 shares have been held for more than two years. Sales of the Company's Common Stock by certain present stockholders under Rule 144 may, in the future, have a depressive effect on the market price of the Company's securities. In addition, the sale of shares by officers and directors and other affiliated shareholders, may also have a depressive effect on the market for the Company's securities.

Significant Outstanding Options and Warrants

      As of March 17, 1997, there were outstanding immediately exercisable warrants to purchase an aggregate of 2,332,995 shares of Common Stock at exercise prices ranging from $1.50 to $7.50 per share (with a weighted average exercise price of $4.22 per share). As of March 17, 1997, the Company also has outstanding options to purchase 2,474,869 shares of Common Stock, at exercise prices ranging from $.34 to $7.25 per share, inclusive of the outstanding options being registered herein. To the extent that outstanding stock options and warrants are exercised, dilution to the Company's shareholders will occur. Moreover, the terms upon which the Company will be able to obtain additional equity capital may be adversely affected, since the holders of the outstanding options and warrants can be expected to exercise them at a time when the Company would, in all likelihood, be able to obtain any needed capital on terms more favorable to the Company than the exercise terms provided by the outstanding options and warrants.

      In July 1996, the Company registered on Form S-3 an aggregate of 3,651,418 shares of Common Stock which included 1,735,707 shares of Common Stock and 1,915,711 shares underlying outstanding warrants and options. The registration of these securities may adversely affect the Company's ability to obtain future equity or debt financing because of the significant number of shares available for resale. Furthermore, the exercise of these warrants and the sale of the underlying Common Stock (or even the potential of such exercise or sale) included in the registration statement may have a depressive effect on the market price of the Company's securities. Whale Securities, LLP ("Whale") a market maker in the Company's Common Stock, is also the holder of both shares of Common Stock and warrants in respect of which the underlying shares of Common Stock were registered in July 1996. The sale of such warrants, or the shares underlying same, could, under certain circumstances, require Whale to cease market making activities for up to nine business days in advance of such sales. The cessation of market making activities by Whale may have an adverse effect on the market for the shares. In addition, on February 23, 1996, the Company's Registration Statement on Form S-3 (the "February 1996 Form S-3") was declared effective by the Securities and Exchange Commission. The February 1996 Form S-3 was filed to registered for sale 1,095,555 shares of Common Stock including (i) 48,805 shares then outstanding and 1,046,750 shares issuable pursuant to the exercise of outstanding warrants. The exercise of the warrants and/or the sale of the shares registered thereby may have a depressive effect upon the market price of the Company's Common Stock.

Tax Loss Carryforwards

      At June 30, 1996, the Company has net operating loss carryforwards ("NOLS") for federal income tax purposes of approximately $7,447,000 available to offset future taxable income. Under Section 382 of the Internal Revenue Code of 1986, as amended, utilization of prior NOLS is limited after an ownership change, as defined in Section 382, to an annual amount equal to the value of the loss corporation's outstanding stock immediately before the date of the ownership change multiplied by the federal long-term exempt tax rate. Use of the Company's NOLS could also be limited as a result of grants of stock options under stock option plans and other events. In the event the Company achieves profitable operations, any significant limitation on the utilization of NOLS would have the effect of increasing the

Company's current tax liability. See Note 6 of Notes to Consolidated Financial Statements included in the Form 10-KSB.

Authorization of Preferred Stock

      The Company's Certificate of Incorporation authorize the issuance of "blank check" preferred stock with such designation, rights and preferences as may be determined from time to time by the Board of Directors. The Company has designated 200 shares as Series A Preferred Stock and, as of the date of this Memorandum, there were 200 shares of Series A Preferred Stock outstanding. Moreover, the Board of Directors is empowered, without shareholder approval, to make additional issuances of preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of the Company's Common Stock. The holders of the Series A Preferred Stock have the right to elect a majority of the Board of Directors. In the event of additional issuances, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. Although the Company has no present intention to issue any additional shares of its preferred stock, there can be no assurance that the Company will not do so in the future. See "DESCRIPTION OF SECURITIES."

      NO DIVIDENDS AND NONE ANTICIPATED

      The Company has never declared nor paid a dividend on any shares of its common stock and the Board of Directors intends to continue this policy for the foreseeable future.

                                 USE OF PROCEEDS

      The Company will not receive any of the proceeds from the sale of the Common Stock offered hereby, but will receive proceeds from the exercise of options. In the event that all of the issued and outstanding 2,234,869 options under the 1992 Employee Stock Option Plan are exercised, the Company will receive proceeds of $7,539,870. In the event that all of the issued and outstanding 230,000 options being registered hereby under the Director Plan are exercised, the Company will receive proceeds of $837,500. The options have exercise prices ranging between $.34 and $7.25 per share.

                          SELLING SECURITY HOLDERS AND
                   TRANSACTIONS WITH SELLING SECURITY HOLDERS

This Prospectus relates to the offer and sale by officers, directors and employees who may be deemed affiliates of the Company who have acquired or will acquire shares of Common Stock under the Employee Plan or Director Plan. All of the security holders referred to herein are collectively referred to as the "Selling Security Holders". As of the date of this Prospectus, options to purchase 2,234,869 shares of Common Stock have been issued under the Employee Plan, and options to purchase 240,000 restricted shares of Common Stock have been issued under the Director Plan. The options have exercise prices ranging between $.34 and $7.25 per share.

      The information set forth below has been provided to the Company by the Selling Securityholders. The percentages indicated are based upon 7,344,720 shares of Common Stock issued and outstanding as of March 17, 1997.

                                                                      Percentage
                                                                      of Shares
                             Shares/Option                              Owned
                                Shares                     Shares       After
        Name of            Beneficially Owned   Offered  Owned After   Offering
    Security Holder        Prior to Offering     Shares   Offering       (1)%

John Botti (2)             244,683/760,185      760,185    244,683       3.3
Ira Whitman (3)            277,054/360,185      360,185    277,054       3.7
John Loofborrow (4)          38,350/50,000       50,000    38,350         0
J. Edward Sheridan (5)            0/50,000       50,000       0           0
Dennis Bunt (6)               1,883/94,000       94,000     1,883         0
Steven Mosher(7)                 321/7,000        7,000      321          0
Cherlyn Delsignore(8)            222/3,500        3,500      222          0
Deborah Lauer(9)                 365/4,000        4,000      365          0
Rochelle Colvin(10)             538/14,000       14,000      538          0
Michael Wolf(11)                 616/1,000        1,000      616          0
William Bierlin Jr. (12)     12,653/30,000       30,000    12,653         0
David Patton (13)            17,369/10,000       10,000    17,369         0
Joseph Vartabedian (14)      15,646/80,000       80,000    15,646         0
Richard Hunt (15)               662/10,000       10,000      662          0
Dale Foster (16)              3,083/10,000       10,000     3,083         0

                                                                      Percentage
                                                                      of Shares
                             Shares/Option                              Owned
                                Shares          Offered    Shares       After
        Name of            Beneficially Owned    Shares  Owned After   Offering
    Security Holder        Prior to Offering    Offered   Offering       (1)%

John Cashmark(17)            14,870/10,000       10,000     14,870        0
Dan Briganti(18)              7,653/10,000       10,000     7,653         0
Sam Taylor(19)                1,536/15,000       15,000     1,536         0
Dane Woodworth(20)                 0/4,333        4,333       0           0
Michael Castelluccio(21)          0/13,000       13,000       0           0
Thomas Franceski(22)        38,062/125,000      125,000     38,062        0
Darren Franceski(23)        33,063/125,000      125,000     33,063        0
James Plumadore(24)         33,063/125,000      125,000     33,063        0
Raynd Bak(25)                      0/8,333        8,333       0           0
Donald Payne(26)             10,000/40,000       40,000     10,000       1.4
William Michalec(27)              0/25,000       25,000       0           0
Nicolle Haggarty(28)               0/2,500        2,500       0           0
Jennifer Bye(29)                   0/2,500        2,500       0           0
Leslie Tripp(30)                  0/10,000       10,000       0           0
Darrell Monroe(31)                 0/3,000        3,000       0           0
Kitty Legum(32)                   0/25,000       25,000       0           0
L. Edward Hunt(33)                 0/2,500        2,500       0           0
Shellee Hintz(34)                  0/5,000        5,000       0           0
Christina Anderson(35)            0/10,000       10,000       0           0
Mary Manjone(36)                  0/10,000       10,000       0           0
Timothy Alessi(37)                0/10,000       10,000       0           0
Mark Scyster(38)                  0/10,000       10,000       0           0
Barry Steinberg(39)               0/20,000       20,000       0           0
Richard Clowes(40)                0/10,000       10,000       0           0
John Matyka(41)                   0/35,000       35,000       0           0
Robert Fallows(42)               0/100,000      100,000       0           0

Donald Witt(43)                      0/833          833        0          0
David Suarez(44)                  0/25,000       25,000        0          0
Edward Macomber(45)                0/1,500        1,500        0          0
Virginia Higgins(46)              0/10,000       10,000        0          0
Nick DeSalle(47)                   0/3,000        3,000        0          0
Patricia Morrison(48)              0/1,000        1,000        0          0
Irene Forest(49)                   0/1,000        1,000        0          0
Kathleen Shepherd(50)              0/2,500        2,500        0          0
David Oberhelman(51)               0/5,000        5,000        0          0
Elizabeth Flatley(52)              0/3,000        3,000        0          0
Cyrus Hatfield(53)                 0/5,000        5,000        0          0
Ron Halliday(54)                   0/1,000        1,000        0          0
Terry Tinkle(55)                   0/8,000        8,000        0          0
Brian Boyd(56)                    0/10,000       10,000        0          0
Kathleen Lutz(57)                  0/5,000        5,000        0          0
Anthony Bernabeo(58)              0/10,000       10,000        0          0
Kenneth Cherry(59)                 0/3,000        3,000        0          0
Walter Shumaker(60)               0/25,000       25,000        0          0
Katherine Bartlett(61)            0/10,000       10,000        0          0
Colin Borrowman(62)                0/5,000        5,000        0          0
Mary Peck(63)                      0/1,500        1,500        0          0
Michael Renzi(64)                  0/1,500        1,500        0          0
Michele Bursiewicz(65)             0/1,500        1,500        0          0
Mary Donaldson(66)                0/10,000       10,000        0          0
Charles McGoldrick(67)            0/10,000       10,000        0          0
Hans Johnson(68)                  0/10,000       10,000        0          0
Carleen Pardus(69)                 0/2,500        2,500        0          0
Jeffrey Moeller(70)               0/10,000       10,000        0          0
David Lunceford(71)                0/3,000        3,000        0          0
James Steve(72)                   0/10,000       10,000        0          0
  TOTALS                                      2,434,869

----------
footnotes on next page

(1) Includes all shares of Common Stock owned by the respective Selling Security Holder unless otherwise noted.

(2) Mr. Botti is a director and Chief Executive Officer, President and Chairman of the Company. Includes options to purchase 150,000 shares exercisable at $2.25 per share exercisable until April 1997 (ii) 10,185 options exercisable at $.34 per share exercisable until July 2000; (iii) 600,000 options exercisable at $1.5625 per share exercisable until June 2000. Includes vested options to purchase 385,185 shares and non-vested options to purchase 375,000 shares. Does not include 100 shares of Series A Preferred Stock.

(3) Mr. Whitman is a director and Secretary of the Company. Includes options to purchase 150,000 shares exercisable at $2.25 per share exercisable until April 1997; (ii) 10,185 options exercisable at $.34 per share exercisable until July 2000; (iii) 200,000 options exercisable at $1.5625 per share exercisable until June 2000. Includes vested options to purchase 226,852 shares and non-vested options to purchase 133,333 shares. Does not include 100 shares of Series A Preferred Stock.

(4) Mr. Loofborrow is a director of the Company. Includes (i) options to purchase 10,000 shares exercisable at $4.25 per share exercisable until June 1997; (ii) 10,000 options exercisable at $3.50 per share exercisable until September 1998; (iii) 10,000 options exercisable at $5.125 per share exercisable until September 1999; (iv) 10,000 options exercisable at $4.5313 exercisable until September 2000; (v) 10,000 options exercisable at $3.3750 exercisable until September 2001.

(5) Mr. Sheridan is a director of the Company. Includes (i) options to purchase 10,000 shares exercisable at $4.25 per share exercisable until June 1997; (ii) 10,000 options exercisable at $3.50 per share exercisable until September 1998; (iii) 10,000 options exercisable at $5.125 per share exercisable until September 1999; (iv) 10,000 options exercisable at $4.5313 exercisable until September 2000; (v) 10,000 options exercisable at $3.3750 exercisable until September 2001.

(6) Mr. Bunt is the Chief Financial Officer of the Company. Includes (i) options to purchase 15,000 shares exercisable at $3.625 per share exercisable until September 1997; (ii) 1,000 options exercisable at $3.50 per share exercisable until September 1998; (iii) 25,000 options exercisable at $2.50 per share exercisable until November 1998; and (iv) 53,000 options exercisable at $1.5625 per share exercisable until June 2000.

(7) Includes (i) 1,000 options exercisable at $3.50 per share until September 1998 and (ii) 3,000 options exercisable at $1.5625 per share until June 2000.

(8) Includes (i) 500 options exercisable at $3.50 per share until September 1998 and (ii) 3,000 options exercisable at $1.5625 per share until June 2000.

(9) Includes (i) 1,000 options exercisable at $3.50 per share until September 1998 and (ii) 3,000 options exercisable at $1.5625 per share until June 2000.

(10) Includes (i) 1,000 options exercisable at $3.50 per share until September 1998 and (ii) 3,000 options exercisable at $1.5625 per share until June 2000; (iii) 10,000 options exercisable at $5.875 until April 2001.

(11) Includes (i) 1,000 options exercisable at $3.50 per share until September 1998.

(12) Mr. Bierlin is a director of the Company. Includes (i) 10,000 options exercisable at $5.00 per share until August 1999; (ii) 10,000 options exercisable at $4.5313 per share until September 2000; and (iii) 10,000 options exercisable at $3.375 per share until September 2001. Does not include 9,978 shares owned by Mr. Bierlin's spouse.

(13) Includes (i) 10,000 options exercisable at $5.125 per share until August 1999.

(14) Mr. Vartabedian is President of System Solutions Technology, Inc. one of the Company's subsidiaries. Includes (i) 80,000 options exercisable at $3.50 per share until August 1999.

(15) Includes (i) 10,000 options exercisable at $5.125 per share until August 1999.

(16) Includes (i) 10,000 options exercisable at $5.125 per share until August 1999.

(17) Includes (i) 10,000 options exercisable at $5.125 per share until August 1999.

(18) Includes (i) 10,000 options exercisable at $5.125 per share until August 1999.

(19) Mr. Taylor is President of Electrograph Systems, Inc. one of the Company's subsidiaries. Includes (i) 15,000 options exercisable at $1.5625 per share until June 2000.

(20) Includes (i) 1,000 options exercisable at $1.5625 per share exercisable until May 1997 and (ii) 3,333 options exercisable at $5.625 until May 1997.

(21) Includes (i) 3,000 options exercisable at $1.5625 per share exercisable until June 2000; (ii) 10,000 options exercisable at $6.1875 until May 2001.

(22) Includes (i) 100,000 options exercisable at $6.125 per share exercisable until March 2001 and (ii) 25,000 options exercisable at $7.125 per share exercisable until March 2001.

(23) Includes (i) 100,000 options exercisable at $6.125 per share exercisable until March 2001 and (ii) 25,000 options exercisable at $7.125 per share exercisable until March 2001.

(24) Includes (i) 100,000 options exercisable at $6.125 per share exercisable until March 2001 and (ii) 25,000 options exercisable at $7.125 per share exercisable until March 2001.

(25) Includes 8,333 options exercisable at $4.46875 per share exercisable until April 1997.

(26) Mr. Payne is a director and Chief Operating Officer of the Company. Includes (i) 10,000 options exercisable at $4.25 per share until June 1997 and (ii) 10,000 options exercisable at $3.50 per share until September 1998; (iii) 10,000 options exercisable at $5.125 per share until September 1999; and (iv) 10,000 options exercisable at 4.5313 per share until September 2000. Does not include 100,000 warrants exercisable at $1.56 per share.

(27) Includes 25,000 options exercisable at $5.00 per share exercisable until September 2001.

(28) Includes 2,500 options exercisable at $5.9375 per share exercisable until October 2001.

(29) Includes 2,500 options exercisable at $5.625 per share exercisable until October 2001.

(30) Includes 10,000 options exercisable at $4.625 per share exercisable until October 2001.

(31) Includes 3,000 options exercisable at $4.5625 per share exercisable until November 2001.

(32) Includes 25,000 options exercisable at $4.5625 per share exercisable until November 2001.

(33) Includes 2,500 options exercisable at $4.5625 per share exercisable until November 2001.

(34) Includes 5,000 options exercisable at $4.8125 per share exercisable until January 2002.

(35) Includes 10,000 options exercisable at $6.3750 per share exercisable until January 2002.

(36) Includes 10,000 options exercisable at $6.1875 per share exercisable until January 2002.

(37) Includes 10,000 options exercisable at $5.1875 per share exercisable until February 2002.

(38) Includes 10,000 options exercisable at $5.1875 per share exercisable until February 2002.

(39) Mr. Steinberg is a former director of the Company who resigned in September 1996. Includes (i) 10,000 options exercisable at $3.375 per share exercisable until September 2001 and (ii) 10,000 options exercisable at $5.125 per share exercisable until December 1999.

(40) Mr. Clowes is a director of the Company. Includes 10,000 options exercisable at $3.375 per share exercisable until September 2001. Mr. Clowes also owns 40,000 options granted under the Director Plan which were previously registered.

(41) Includes 35,000 options exercisable at $5.375 per share exercisable until November 2000.

(42) Includes 100,000 options exercisable at $4.25 per share exercisable until September 2000.

(43) Includes 833 options exercisable at $5.875 per share exercisable until May 1997.

(44) Includes 25,000 options exercisable at $5.375 per share exercisable until January 2001.

(45) Includes 1,500 options exercisable at $5.375 per share exercisable until January 2001.

(46) Includes 10,000 options exercisable at $6.9375 per share exercisable until February 2001.

(47) Includes 3,000 options exercisable at $6.9375 per share exercisable until February 2001.

(48) Includes 1,000 options exercisable at $6.75 per share exercisable until February 2001.

(49) Includes 1,000 options exercisable at $6.4375 per share exercisable until February 2001.

(50) Includes 2,500 options exercisable at $6.4375 per share exercisable until February 2001.

(51) Includes 5,000 options exercisable at $6.75 per share exercisable until February 2001.

(52) Includes 3,000 options exercisable at $6.50 per share exercisable until March 2001.

(53) Includes 5,000 options exercisable at $6.125 per share exercisable until March 2001.

(54) Includes 1,000 options exercisable at $5.625 per share exercisable until April 2001.

(55) Includes 3,000 options exercisable at $5.625 per share exercisable until April 2001 and 5,000 options exercisable at 4.6875 until February 2002.

(56) Includes 10,000 options exercisable at $5.5625 per share exercisable until April 2001.

(57) Includes 5,000 options exercisable at $6.00 per share exercisable until April 2001.

(58) Includes 10,000 options exercisable at $6.75 per share exercisable until May 2001.

(59) Includes 3,000 options exercisable at $5.8750 per share exercisable until May 2001.

(60) Includes 25,000 options exercisable at $5.8750 per share exercisable until June 2001.

(61) Includes 10,000 options exercisable at $5.8125 per share exercisable until June 2001.

(62) Includes 5,000 options exercisable at $4.5625 per share exercisable until July 2001.

(63) Includes 1,500 options exercisable at $3.6875 per share exercisable until July 2001.

(64) Includes 1,500 options exercisable at $3.6875 per share exercisable until July 2001.

(65) Includes 1,500 options exercisable at $3.6875 per share exercisable until July 2001.

(66) Includes 10,000 options exercisable at $4.00 per share exercisable until July 2001.

(67) Includes 10,000 options exercisable at $4.00 per share exercisable until July 2001.

(68) Includes 10,000 options exercisable at $3.25 per share exercisable until August 2001.

(69) Includes 2,500 options exercisable at $3.875 per share exercisable until August 2001.

(70) Includes 10,000 options exercisable at $3.75 per share exercisable until August 2001.

(71) Includes 3,000 options exercisable at $3.375 per share exercisable until September 2001.

(72) Includes 10,000 options exercisable at $4.8125 per share exercisable until March 2002.

                              PLAN OF DISTRIBUTION

      The Shares covered by this Prospectus may be sold from time to time by the Selling Security Holders, or by their transferees. No underwriting agreement or arrangements have been entered into by the Company or by the Selling Security Holders. The distribution of the Shares by the Selling Security Holders may be effected in one or more transactions that may take place on the Nasdaq Exchange, including ordinary broker transactions, in the over-the-counter market through broker-dealers, privately negotiated transactions or through sales to one or more dealers for resale of the Shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Security Holders in connection with such sales. The Selling Security Holders and intermediaries through whom the Shares may be sold may be deemed "underwriters" under the Securities Act of 1933, as amended, with respect to the Shares sold.

                            DESCRIPTION OF SECURITIES

      The Company is authorized to issue 20,000,000 shares of Common Stock, par value $.001 per share, and 5,000,000 shares of Preferred Stock, par value $.10 per share. As of March 17, 1997, there were 7,344,720 shares of Common Stock issued and outstanding and 200 shares of Series A Preferred Stock issued and outstanding.

Common Stock

      Subject to the rights of the holders of any shares of Preferred Stock which may be issued in the future, holders of shares of Common Stock of the Company are entitled to cast one vote for each share held at all stockholders' meetings for all purposes, including the election of directors, subject to the rights of the holders of Series A Preferred Stock to elect a majority of the Board of Directors. Directors are elected each year at the Company's annual meeting of stockholders to serve for a period of one year and until their respective successors have been duly elected and qualified.

      Common stockholders have the right to share ratably in such dividends on shares of Common Stock as may be declared by the Board of Directors out of funds legally available therefor. Upon liquidation or dissolution, each outstanding share of Common Stock will be entitled to share equally in the assets of the Company legally available for distribution to stockholders after the payment of all debts and other liabilities, subject to any superior rights of the holders of Preferred Stock.

      Common stockholders have no pre-emptive rights. There are no conversion or redemption privileges or sinking fund provisions with respect to the Common Stock. All of the outstanding shares of Common Stock are, and all of the shares of Common Stock offered hereby will be, validly issued, fully paid and nonassessable. The Common Stock does not have cumulative voting rights. Holders of more than 50% of the outstanding Common Stock can elect 100% of the Directors of the Company, subject to the rights of the holders of outstanding Series A Preferred Stock.

Preferred Stock

      The Board of Directors is authorized to issue shares of Preferred Stock, $.10 par value per share, from time to time in one or more series. The Board may issue a series of Preferred Stock having the right to vote on any matter submitted to stockholders, including, without limitation, the right to vote by itself as a series, or as a class together with any other or all series of Preferred Stock. The Board of Directors may determine that the holders of Preferred Stock voting as a class will have the right to elect one or more additional members of the Board of Directors, or the majority of the members of the Board of Directors. The Board of Directors has designated a series of preferred stock as Series A Preferred Stock which has the right to elect a majority of the Board of Directors. The holders of Preferred Stock which have the right to elect a majority of the Board of Directors, are able to control the Company's policies and affairs.

      The Board of Directors may also grant to holders of any series of Preferred Stock preferential rights to dividends and amounts payable in liquidation. Furthermore, the Board of Directors may determine whether the shares of any series of Preferred Stock may be convertible into Common Stock or any other series of Preferred Stock of the Company at a specified conversion price or rate, and upon other terms and conditions as determined by the Board of Directors.

Series A Preferred Stock

      The Board of Directors has designated 200 shares of Preferred Stock as Series A Preferred Stock, of which 100 shares have been issued to each of John
T. Botti and Ira C. Whitman, the Chairman and President and Senior Vice President, respectively, of the Company. The holders of the Series A Preferred Shares have the right to elect a majority of the Board of Directors as long as such holder remains, subject to certain conditions, an officer, director and 5% stockholder of the Company. During such time as the Series A Preferred Stock is outstanding, the Board of Directors will consist of an odd number of directors, a majority of whom will be designated as "Preferred Directors" and be elected solely by the holders of Series A Preferred Stock voting separately as a group. The holders of the Series A Preferred Stock have a preference on liquidation of $1.00 per share and no dividend or conversion rights.

      The Series A Preferred Stock and the power of the Board of Directors to issue Preferred Stock with preferential voting, dividend and other rights may make the Company a less attractive acquisition candidate. Such power may also discourage or impede offers to acquire the Company not approved by the Board of Directors, including offers for some or all of the shares of the Company's Common Stock at substantial premiums above the then current market value of such shares.

Transfer Agent

      The transfer agent for the Company's Common Stock is Continental Stock Transfer and Trust Company, 2 Broadway, New York, New York 10004.

                                 LEGAL MATTERS

      The legality of the offering of the Shares will be passed upon for the Company by Goldstein & DiGioia, LLP, 369 Lexington Avenue, New York, New York l00l7.

                             ADDITIONAL INFORMATION

      The Company has filed a Registration Statement under the Act with the Securities and Exchange Commission (the "Commission"), with respect to the securities offered by this Prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement. For further information with respect to the Company and such securities, reference is made to the Registration Statement and to the exhibits and schedules filed therewith. Each statement made in this Prospectus referring to a document filed as an exhibit to the Registration Statement is qualified by reference to the exhibit for a complete statement of its terms and conditions. The Registration Statement, including exhibits thereto, may be inspected without charge to anyone at the office of the Commission, and copies of all or any part thereof may be obtained from the Commission's principal office in Washington, D.C. upon payment of the Commission's charge for copying.

No dealer, salesman, or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus, and if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy, by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances, create an implication that there has been no change in the affairs of the Company since the date hereof.

                                3,400,000 Shares

                              BITWISE DESIGNS, INC.

                                  Common Stock

--------------------------------------------------------------------------------

                                   PROSPECTUS

--------------------------------------------------------------------------------

                                  March 25, 1997

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 3. INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The following documents, heretofore filed by the Company with the Commission pursuant to the Exchange Act, are hereby incorporated by reference, except as superseded or modified herein:

      1. The Company's Annual Report on Form 10-KSB for the fiscal year ended June 30, 1996;

      2. The Company's Quarterly Report on Form 10-QSB for the fiscal quarter ended September 30, 1996;

      3. The Company's Quarterly Report on Form 10-QSB for the fiscal quarter ended December 31, 1996;

      4.    The Company's Registration on Form 8-A filed May 5, 1992;

      5.    The Company's Registration on Form 8-A filed August 9, 1994;

      6. The Company's Proxy Statement dated December 12, 1996 for the Annual Meeting originally scheduled for January 16, 1997.

      All documents filed by the Company subsequent to the date of this Prospectus pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to the filing of a post-effective amendment which indicates that all Shares offered hereby have been sold or which deregisters all Shares then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed modified or superseded for purposes of this Registration Statement and Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement of which this Prospectus forms a part.

Item 4. Description of Securities.

      Not Applicable.

Item 5. Interests of Named Experts and Counsel.

      Not Applicable.

Item 6. Indemnification of Directors and Officers.

      The General Corporation Law of Delaware provides generally that a corporation may indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative in nature, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) and, in a proceeding not by or in the right of the corporation, judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with such suit or proceeding, if he acted in good faith and in a manner believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reason to believe his conduct was unlawful. Delaware law further provides that a corporation will not indemnify any person against expenses incurred in connection with an action by or in the right of the corporation if such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for the expenses which such court shall deem proper.

      The By-Laws of the Company provide for indemnification of officers and directors of the Company to the greatest extent permitted by Delaware law for any and all fees, costs and expenses incurred in connection with any action or proceeding, civil or criminal, commenced or threatened, arising out of services by or on behalf of the Company, providing such officer's or director's acts were not committed in bad faith. The By-Laws also provide for advancing funds to pay for anticipated costs and authorizes the Board to enter into an indemnification agreement with each officer or director.

      In accordance with Delaware law, the Company's Certificate of Incorporation contains provisions eliminating the personal liability of directors, except for (i) breaches of a director's fiduciary duty of loyalty to the Company or to its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, and
(iii) any transaction in which a director receives an improper personal benefit. These provisions only pertain to breaches of duty by directors as such, and not in any other corporate capacity, e.g., as an officer. As a result of the inclusion of such provisions, neither the Company nor its stockholders may be able to recover monetary damages against directors for actions taken by them which are ultimately found to have constituted negligence or gross negligence, or which are ultimately found to have been in violation of their fiduciary duties, although it may be possible to obtain injunctive or equitable relief with respect to such actions. If equitable remedies are found not to be available to stockholders in any particular case, stockholders may not have an effective remedy against the challenged conduct.

      The Company has entered into Indemnification Agreements with each of its directors and officers (the "Indemnitees") pursuant to which it has agreed to provide for indemnification, to the fullest extent permitted by law and the Company's By-Laws, against any and all expenses, judgments, fines, penalties and amounts paid in settlement arising out of any claim in connection with any event, occurrence or circumstance related to such individual serving as a director or officer of the Company. Such indemnification includes the advance of expenses to the Indemnitees (including the payment of funds in trust therefor under certain circumstances) and is subject to there not having been determined that the Indemnitee would not be permitted to be indemnified under applicable law. The rights of indemnification are in addition to any other rights which the Indemnitees may have under the Company's Certificate of Incorporation, ByLaws, the Delaware General Corporation Law or otherwise.

Item 7. Exemption from Registration Claimed.

      Not Applicable

Item 8. Exhibits.

      The following exhibits, designated by an asterisk (*), have been previously filed with the Commission and, pursuant to 17 C.F.R. Section 230.411, are incorporated by reference to the document referenced in brackets following the descriptions of such exhibits. All other exhibits are filed herewith.

Exhibit No.                          Description
-----------                          -----------
2.1* Agreement and Plan of Merger between Bitwise Designs, Inc. and Electrograph Systems, Inc. dated February 7, 1994

2.2* Agreement and Plan of Merger between Bitwise Designs, Inc. and Systems Solutions, Inc. dated April 29, 1994

3.1* Certificate of Incorporation of Bitwise Designs, Inc.-Delaware (Exhibit 3.3.1 to Registration Statement on Form S-18, File No. 33-46246-NY)

3.1.1*     Certificate of Designation of Series B Preferred Stock

3.2* By-Laws (Exhibit 3.2 to Registration Statement on Form S-18, File No. 33-46246-NY)

4.1* Form of Common Stock Certificate (Exhibit 4.1 to Registration Statement on Form S-18, File No. 33-46246-NY)

4.2* Form of Series A Preferred Stock Certificate (Exhibit 4.2 to Registration Statement on Form S-18, File No. 33-46246-NY)

4.3* Form of Warrant issued to Berkeley Securities Corp. (Exhibit 4.3 to Registration Statement on Form S-18, File No. 33-46246-NY)

4.4*       Form of Warrant issued to certain individuals in April, 1992 (Exhibit
           4.4 to Registration Statement on Form S-18, File No. 33-46246-NY)

4.5* Form of Series B Preferred Stock Certificates (Exhibit 4.5 to the Registration Statement on Form SB-2, File No. 33-76494)

4.6* Form of Warrant to be issued to Berkeley Securities Corp.(Exhibit 4.6 to the Registration Statement on Form SB-2, File No. 33-76494)

5.1        Opinion and Consent of Goldstein & DiGioia LLP re: validity of shares

10.1* Lease agreement with Rotterdam Industrial Park, dated August 7, 1991 (Exhibit 10.1 to Registration Statement on Form S-18, File No. 33-46246-NY)

10.1.1* Lease warrant waiver agreement (Exhibit 10.1.1 to Registration Statement on Form S-18, File No. 33-46246-NY)

10.2* Lease with Siemens Credit Corporation for telephone system dated November 25, 1991 (Exhibit 10.2 to Registration Statement on Form S-18, File No. 33-46246-NY)

10.3* Lease agreement with Apple Commercial Credit for laser printer, dated June 23, 1987 (Exhibit 10.3 to Registration Statement on Form S-18, File No. 33-46246-NY)

10.4* Leases with Adirondack Leasing Associates, Ltd. (Exhibit 10.4 to Registration Statement on Form S-18, File No. 33-46246-NY)

10.5* Loan agreement with U.S. Small Business Administration and Norstar Bank, dated April 4, 1991 (Exhibit 10.5 to Registration Statement on Form S-18, File No. 33-46246-NY)

10.6* Loan agreement with Schenectady Economic Development Corporation, dated August 7, 1991 (Exhibit 10.6 to Registration Statement on Form S-18, File No. 33-46246-NY)

10.8*      Employment agreement with John T. Botti, dated April, 1992 (Exhibit
           10.8 to Registration Statement on Form S-18, File No. 33-46246-NY)

10.9*      Employment agreement with Ira C. Whitman, dated April, 1992 (Exhibit
           10.9 to Registration Statement on Form S-18, File No. 33-46246-NY)

10.10* 1992 Employee Stock Option Plan (Exhibit 10.10 to Registration Statement on Form S-18, File No. 33-46246-NY)

10.11* 1992 Non-Executive Director Stock Option Plan (Exhibit 10.11 to Registration Statement on Form S-18, File No. 33-46246-NY)

10.13*     Loan agreement with Norstar Bank dated February 6, 1992 (Exhibit
           10.13 to Registration Statement on Form S-18, File No. 33-46246-NY)

10.13.1* Norstar Bank waiver agreement (Exhibit 10.13.1 to Registration Statement on Form S-18, File No. 33-46246-NY)

10.14* Agreement with Prime Computer, Inc. (Exhibit 10.14 to Registration Statement on Form S-18, File No. 33-46246-NY)

10.15* Agreement with Mentor Computer Graphics Ltd. (Exhibit 10.15 to Registration Statement on Form S-18, File No. 33-46246-NY)

10.16* Agreement with Robert W. Schwartz, Inc. dated February 10, 1992 (Exhibit 10.16 to Registration Statement on Form S-18, File No. 33-46246-NY)

10.17*     Form of Financial Consulting Agreement with the Underwriter (Exhibit
           10.17 to the Registration Statement on form SB-2, File No. 33-76494)

10.18* Financing Agreement by and among Maryland Industrial Development Financing Authority, JED Associates, State National Bank of Maryland, Electronic Marketing Associates, Inc. (name was changed to System Solutions Technology, Inc.), Trimarc Systems Incorporated and Intermec Mid-Atlantic Corporation dated December 11, 1985 (Exhibit
           10.18 to the Registration Statement on form SB-2, File No. 33-76494)

10.19* Maryland Industrial Development Financing Authority Limited Obligation Economic Development Revenue Bond (Exhibit 10.19 to the Registration Statement on form SB-2, File No. 33-76494)

10.20* Cross-Collateral Security Agreement between NationsCredit Corporation, Bitwise Designs, Electrograph Systems, Inc. and System Solutions Technology, Inc. dated July 18, 1995.

10.21* Subcontract dated September 28, 1995 between PRC, Inc.and System Solutions Technology, Inc.

10.22* Financial Consulting Agreement dated July 17, 1995 between the Company and Whale Securities, LLP.

10.23* Agreement and Plan of Merger by and among Bitwise Designs, Inc., Bitwise DJS, Inc., certain individuals and DJS Marketing Group, Inc. dated March 6, 1996 (Exhibit 2 to Form 8-K dated March 22, 1996)

23.1       Consent of KPMG Peat Marwick LLP

23.2       Consent of Goldstein & DiGioia LLP: contained in Exhibit 5.1

27         Financial Data Schedule

Item 9. Undertakings

The undersigned registrant hereby undertakes:

A. (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereto) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (4) (i) For the purpose of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the Registration Statement as of the time it was declared effective.

            (ii) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (5) For purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or
Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

B. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of requirements for filings on Form S-3 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Schenectady, State of New York, on the 24 day of March, 1997.

                                          BITWISE DESIGNS, INC.


March 24, 1997                           By: /s/ John T. Botti
                                             ---------------------------------
                                              John T. Botti
                                              Chairman of the Board, President
                                              and Chief Executive Officer

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below substitutes and appoints John T. Botti, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file and same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

      Signature          Capacity                      Date
      ---------          --------                      ----


/s/ John T. Botti        Chairman of the Board,        March  24, 1997
----------------------   President Chief Executive
John T. Botti            Officer

/s/ Ira C. Whitman       Senior Vice-President         March  24, 1997
----------------------   and Director
Ira C. Whitman

/s/ John W. Loofbourrow  Director                      March  24, 1997
----------------------
John W. Loofbourrow

/s/ Donald J. Payne      Chief Operating Officer       March   24, 1997
----------------------   Executive Vice President
Donald J. Payne          and Director

/s/ J. Edward Sheridan   Director                      March   24, 1997
----------------------
J. Edward Sheridan


/s/ Richard F. Clowes    Director                      March   24, 1997
----------------------
Richard F. Clowes


/s/ Dennis H. Bunt       Chief Financial               March   24, 1997
----------------------   Officer and Principal
Dennis H. Bunt           Accounting Officer


/s/ William E. Bierlin,  Director                      March   24, 1997
      Jr.
-----------------------
William E. Bierlin, Jr.

                                EXHIBIT INDEX


      The following exhibits, designated by an asterisk (*), have been previously filed with the Commission and, pursuant to 17 C.F.R. Section 230.411, are incorporated by reference to the document referenced in brackets following the descriptions of such exhibits. All other exhibits are filed herewith.

Exhibit No.                          Description
-----------                          -----------
2.1* Agreement and Plan of Merger between Bitwise Designs, Inc. and Electrograph Systems, Inc. dated February 7, 1994

2.2* Agreement and Plan of Merger between Bitwise Designs, Inc. and Systems Solutions, Inc. dated April 29, 1994

3.1* Certificate of Incorporation of Bitwise Designs, Inc.-Delaware (Exhibit 3.3.1 to Registration Statement on Form S-18, File No. 33-46246-NY)

3.1.1*     Certificate of Designation of Series B Preferred Stock

3.2* By-Laws (Exhibit 3.2 to Registration Statement on Form S-18, File No. 33-46246-NY)

4.1* Form of Common Stock Certificate (Exhibit 4.1 to Registration Statement on Form S-18, File No. 33-46246-NY)

4.2* Form of Series A Preferred Stock Certificate (Exhibit 4.2 to Registration Statement on Form S-18, File No. 33-46246-NY)

4.3* Form of Warrant issued to Berkeley Securities Corp. (Exhibit 4.3 to Registration Statement on Form S-18, File No. 33-46246-NY)

4.4*       Form of Warrant issued to certain individuals in April, 1992 (Exhibit
           4.4 to Registration Statement on Form S-18, File No. 33-46246-NY)

4.5* Form of Series B Preferred Stock Certificates (Exhibit 4.5 to the Registration Statement on Form SB-2, File No. 33-76494)

4.6* Form of Warrant to be issued to Berkeley Securities Corp.(Exhibit 4.6 to the Registration Statement on Form SB-2, File No. 33-76494)

5.1        Opinion and Consent of Goldstein & DiGioia LLP re: validity of shares

10.1* Lease agreement with Rotterdam Industrial Park, dated August 7, 1991 (Exhibit 10.1 to Registration Statement on Form S-18, File No. 33-46246-NY)

10.1.1* Lease warrant waiver agreement (Exhibit 10.1.1 to Registration Statement on Form S-18, File No. 33-46246-NY)

10.2* Lease with Siemens Credit Corporation for telephone system dated November 25, 1991 (Exhibit 10.2 to Registration Statement on Form S-18, File No. 33-46246-NY)

10.3* Lease agreement with Apple Commercial Credit for laser printer, dated June 23, 1987 (Exhibit 10.3 to Registration Statement on Form S-18, File No. 33-46246-NY)

10.4* Leases with Adirondack Leasing Associates, Ltd. (Exhibit 10.4 to Registration Statement on Form S-18, File No. 33-46246-NY)

10.5* Loan agreement with U.S. Small Business Administration and Norstar Bank, dated April 4, 1991 (Exhibit 10.5 to Registration Statement on Form S-18, File No. 33-46246-NY)

10.6* Loan agreement with Schenectady Economic Development Corporation, dated August 7, 1991 (Exhibit 10.6 to Registration Statement on Form S-18, File No. 33-46246-NY)

10.8*      Employment agreement with John T. Botti, dated April, 1992 (Exhibit
           10.8 to Registration Statement on Form S-18, File No. 33-46246-NY)

10.9*      Employment agreement with Ira C. Whitman, dated April, 1992 (Exhibit
           10.9 to Registration Statement on Form S-18, File No. 33-46246-NY)

10.10* 1992 Employee Stock Option Plan (Exhibit 10.10 to Registration Statement on Form S-18, File No. 33-46246-NY)

10.11* 1992 Non-Executive Director Stock Option Plan (Exhibit 10.11 to Registration Statement on Form S-18, File No. 33-46246-NY)

10.13*     Loan agreement with Norstar Bank dated February 6, 1992 (Exhibit
           10.13 to Registration Statement on Form S-18, File No. 33-46246-NY)

10.13.1* Norstar Bank waiver agreement (Exhibit 10.13.1 to Registration Statement on Form S-18, File No. 33-46246-NY)

10.14* Agreement with Prime Computer, Inc. (Exhibit 10.14 to Registration Statement on Form S-18, File No. 33-46246-NY)

10.15* Agreement with Mentor Computer Graphics Ltd. (Exhibit 10.15 to Registration Statement on Form S-18, File No. 33-46246-NY)

10.16* Agreement with Robert W. Schwartz, Inc. dated February 10, 1992 (Exhibit 10.16 to Registration Statement on Form S-18, File No. 33-46246-NY)

10.17*     Form of Financial Consulting Agreement with the Underwriter (Exhibit
           10.17 to the Registration Statement on form SB-2, File No. 33-76494)

10.18* Financing Agreement by and among Maryland Industrial Development Financing Authority, JED Associates, State National Bank of Maryland, Electronic Marketing Associates, Inc. (name was changed to System Solutions Technology, Inc.), Trimarc Systems Incorporated and Intermec Mid-Atlantic Corporation dated December 11, 1985 (Exhibit
           10.18 to the Registration Statement on form SB-2, File No. 33-76494)

10.19* Maryland Industrial Development Financing Authority Limited Obligation Economic Development Revenue Bond (Exhibit 10.19 to the Registration Statement on form SB-2, File No. 33-76494)

10.20* Cross-Collateral Security Agreement between NationsCredit Corporation, Bitwise Designs, Electrograph Systems, Inc. and System Solutions Technology, Inc. dated July 18, 1995.

10.21* Subcontract dated September 28, 1995 between PRC, Inc.and System Solutions Technology, Inc.

10.22* Financial Consulting Agreement dated July 17, 1995 between the Company and Whale Securities, LLP.

10.23* Agreement and Plan of Merger by and among Bitwise Designs, Inc., Bitwise DJS, Inc., certain individuals and DJS Marketing Group, Inc. dated March 6, 1996 (Exhibit 2 to Form 8-K dated March 22, 1996)

23.1       Consent of KPMG Peat Marwick LLP

23.2       Consent of Goldstein & DiGioia LLP: contained in Exhibit 5.1

27         Financial Data Schedule